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                         FIRST FEDERAL BANCSHARES, INC.

                              FOR IMMEDIATE RELEASE
                                  MAY 10, 2005

Contact:
James J. Stebor, President and CEO
Phone: (309) 776-3225

                    FIRST FEDERAL BANCSHARES, INC. ANNOUNCES
                              1ST QUARTER EARNINGS


Colchester, Illinois - May 10, 2005 - (NASDAQ - FFBI) - First Federal Bancshares, Inc., the holding company for First Federal Bank, announced basic earnings per share of $.24 or $285,000 for the quarter ended March 31, 2005 compared to $.34 or $568,000 for the quarter ended March 31, 2004. Diluted earnings per share were $.23 and $.31 per share for both periods, respectively. The decrease in net income is primarily a result of a decrease in net interest income and noninterest income, offset by decreases in noninterest expense and the provision for income taxes.

Net interest income for the quarter ended March 31, 2005 totaled $1.9 million compared to $2.1 million for the prior year quarter. The slight decrease in net interest income was primarily a result of the tender offer completed on May 28, 2004, which decreased interest-earning assets approximately $11.6 million, and the trust preferred offering completed on March 25, 2004, which increased interest-bearing liabilities approximately $7.2 million. Decreases occurred in the net interest spread and the net interest margin from 2.42% and 2.67%, respectively, for the quarter ended March 31, 2004 to 2.35% and 2.49%, respectively, for the quarter ended March 31, 2005. In addition, the ratio of interest-earning assets to interest-bearing liabilities decreased from 114.18% for the quarter ended March 31, 2004 to 106.11% for the quarter ended March 31, 2005.

Noninterest income was $228,000 for the three-month period ended March 31, 2005 compared to $570,000 for the same period in 2004. The decrease was primarily a result of a decrease of $376,000 in net gains on the sale of securities and a $25,000 decrease in recovery of impairment loss related to certificates of deposit purchased through a broker who was charged by the SEC with securities fraud in relation to these certificates, offset by an increase of $11,000 in service charges, an increase of $42,000 in other fee income due to the implementation of an overdraft privilege program, and an increase of $8,000 in other income.

Noninterest expense was $1.7 million for both quarters ended March 31, 2005 and 2004. Slight increases in compensation and benefits expense, advertising, and other noninterest expenses were offset by a decrease of $16,000 in data processing expense and a decrease of $18,000 in professional fees.

The Company's federal income tax expense decreased $254,000 to $164,000 for the quarter ended March 31, 2005 compared to $418,000 during the same period in 2004 as a

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result of decreased income and a decrease in the effective tax rate. The decrease in the effective tax rate is primarily due to the filing of a consolidated tax return during the current period, thereby allowing the Company to utilize and record the tax benefits not recorded in the prior comparative period.

Total assets were $319.8 million at March 31, 2005 compared to $312.5 million at December 31, 2004. During the three months ended March 31, 2005, cash and cash equivalents increased $1.3 million to $15.7 million and securities available-for-sale decreased $4.5 million to $149.2 million. Loans receivable increased $9.7 million as a result of the purchase of single-family 5/1 hybrid ARM whole loans with 30-year maturities, purchased at a premium of approximately $79,000, with a net weighted average coupon of 4.78%. These purchases are part of the Company's strategy to increase income through an increase in interest-earning assets, in particular loans receivable.

Shareholders' equity decreased to $23.3 million at March 31, 2005 from $24.1 million at December 31, 2004 as a result of a decrease in the fair value of securities available-for-sale, net of tax, of $1.2 million, offset by net income of $285,000.

First Federal Bancshares, Inc. is headquartered in Colchester, Illinois with four additional full-service west-central Illinois branches located in Quincy
(2), Macomb, and Bushnell, and three additional full-service northeastern Missouri branches located in Palmyra, Canton, and Kahoka. Financial highlights of the Company are attached.

Statements contained in this news release that are not historical facts may constitute forward-looking statements (within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended), which involve significant risks and uncertainties. The Company intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and is including this statement for purposes of invoking these safe harbor provisions. The Company's ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Factors which could have a material adverse effect on the operations and future prospects of the Company and the subsidiaries include, but are not limited to, changes in interest rates, general economic conditions, legislative/regulatory changes, monetary and fiscal policies of the U.S. Government, including the U.S. treasury and the Federal Reserve Board, the quality or composition of the Company's loan or investment portfolios, demand for loan products, deposit flows, competition, demand for financial services in the Company's market area, the possible short-term dilutive effect of potential acquisitions and accounting principles, policies and guidelines. These risks and uncertainties should be considered in evaluating forward looking statements and undue reliance should not be placed on such statements.

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                         FIRST FEDERAL BANCSHARES, INC.
                         SELECTED FINANCIAL INFORMATION
                                   (UNAUDITED)


                                         MARCH 31,            DECEMBER 31,
                                           2005                   2004
                                           ----                   ----
                                                 (In thousands)
SELECTED FINANCIAL CONDITION DATA
---------------------------------
Total assets                          $  319,819              $  312,487
Cash and cash equivalents                 15,714                  14,387
Loans receivable, net                    146,041                 136,331
Securities available for sale            149,170                 153,622
Deposits                                 281,494                 273,711
Federal Home Loan Bank advances            6,450                   6,450
Subordinated debt                          7,217                   7,217
Shareholders' equity                      23,303                  24,124



                                   THREE MONTHS ENDED      THREE MONTHS ENDED
                                     MARCH 31, 2005          MARCH 31, 2004

                                      (In thousands, except per share data)
SELECTED OPERATIONS DATA
------------------------
Total interest income                  $   3,680              $    3,589
Total interest expense                     1,751                   1,446
                                       ---------              ----------
Net interest income                        1,929                   2,143
Provision for loan losses                      -                       -
                                       ---------              ----------
Net interest income after provision
  for loan losses                          1,929                   2,143
Noninterest income                           228                     570
Noninterest expense                        1,708                   1,727
                                       ---------              ----------
Income before taxes                          449                     986
Provision for income taxes                   164                     418
                                       ---------              ----------
Net income                             $     285              $      568
                                       =========              ==========

Earnings per share
  Basic                                $     .24              $      .34
  Diluted                                    .23                     .31


                                   THREE MONTHS ENDED      THREE MONTHS ENDED
                                     MARCH 31, 2005          MARCH 31, 2004
SELECTED FINANCIAL RATIOS (1)
-----------------------------
Return on average assets                      .36%                    .69%
Return on average equity                     4.75                    5.43
Average equity to average assets             7.59                   12.75
Interest rate spread during the period       2.35                    2.42
 Net interest margin                         2.49                    2.67
General and administrative expenses
  to average assets                          2.16                    2.10
Efficiency ratio (2)                        79.31                   63.66

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                                            AS OF                    AS OF
                                         MARCH 31, 2005         MARCH 31, 2004
                                         --------------         --------------

Non-performing assets to total assets         .59%                    .42%

Book value per share (3)                $   19.10            $      24.52

Number of shares outstanding for book
  value computation                     1,220,329               1,749,681

(1) All applicable quarterly ratios reflect annualized figures.
(2) Represents noninterest expense divided by net interest income plus noninterest income.
(3) Represents total equity divided by actual number of shares outstanding which is exclusive of treasury stock and unearned ESOP shares.